UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on December 4, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: November 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through November 4, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Level of Operating Expense

1.             Will the low bonuses and 401(k) reductions, as well as other cost-cutting efforts, remain in place? In other words, when do you see pressure coming off of your expenses flipping back to a growth mode?

We’re in the process of evaluating some of the expense areas we reduced this year, and we expect that as the overall business environment improves, we’ll look to restore some benefits, with an emphasis on retirement benefits and tuition reimbursement. The level of bonuses largely depends on our full-year operating income relative to the previous year, so we would expect bonus expense to increase if our financial performance improves.

Business Climate

2.             Can you provide any color on current sales cycles/client talks? Specifically, no one knows what 2010 will look like, but does it seem that clients’ budgets are expanding and their interest in previously delayed projects is rising?

We’ve had many conversations with current and potential clients, and our sense is that they are still cost-sensitive but no longer in crisis mode. Despite continuing budget constraints, many potential clients have expressed interest in our products and services. We’ve also seen some increase in client conversations relating to new business initiatives, although it’s too early to comment on any improvement in sales cycles.

Capital Allocation

3.             Despite making some acquisitions, your cash position continues to grow. Is there any thought by the board to paying a dividend or buying stock, or some other manner of utilizing the balance sheet more efficiently?

Our goal is to use cash in a way that maximizes shareholder returns. When looking at potential uses of cash, our board of directors looks at both internal uses of cash (including capital expenditures, working capital, and mergers and acquisitions) and external uses of cash (returning cash to shareholders through a dividend or share repurchase). To date we’ve focused on the first group of uses. If, in the future, our board believes we have cash in excess of internal needs, it has expressed a willingness to consider dividends and/or stock repurchases.

4.             The company’s cash balance continues to grow due to your highly free cash flow-generative model. At the annual meeting, you mentioned that the board will be weighing a dividend/buyback down the line. Can you update us on your thinking here?

Please see our response to the previous question (#3) for our thinking about this.

Non-U.S. Operations

5.             You’ve noted previously that you would eventually like international businesses to bring in 50% of revenue. How long might that take? Does your foreign business still mainly look like a data business? What kind of margin profile do you expect overseas vs. in the U.S.?

We don’t provide financial forecasts, but we can give you some historical data to put our international growth in perspective. For the quarter ending September 30, 2009, international revenue made up about 29% of our consolidated revenue, compared with about 14% in 2003.

The main products we sell outside of the United States are Licensed Data, Licensed Tools, and institutional software. Combined, these three areas make up roughly 60% of our non-U.S. revenue. However, we are increasingly involved in selling other products such as qualitative research and ratings on mutual funds, equity research, advisor software, and Investment Consulting.

We generally expect our international business to have a similar margin profile over time as the rest of the company.

Mergers and Acquisitions

6.             You’ve continued to acquire small, complementary companies through the downturn. What does the pipeline of opportunities look like now? Are there any larger deals that fit your criteria and can you remind us of those criteria?

As a matter of policy, we don’t comment about our acquisition pipeline.

Although we tend to like smaller “bolt-on” acquisitions, we wouldn’t rule out a larger acquisition if the right opportunity presented itself. We evaluate potential acquisitions based on a number of metrics, but most importantly on whether they’re consistent with our key growth strategies, which are:

•                  Enhance our position in each of our key market segments by focusing on our three major Internet-based platforms;

•                  Become a global leader in funds-of-funds investment management;

•                  Continue building thought leadership in independent investment research;

•                  Create a premier global investment database; and

•                  Expand our international brand presence, products, and services.

Investment Consulting

7.             Can you give us a feel for net client acquisitions for Morningstar Associates and Ibbotson? How is the investment consulting business trending? Do you think margins there—which are quite healthy—are sustainable or is the competitive environment getting tougher?

We’ve previously disclosed that two larger clients for Morningstar Associates recently elected not to renew their contracts when they expired in the fourth quarter of 2008 and May 2009. Combined, these contracts represented about $17 million of revenue in 2008. Ibbotson Associates has had both wins and losses over the past year, but net client wins have contributed to its growth in assets under advisement over that period.

Overall, we would describe the business environment for Investment Consulting as mixed. On the positive side, the strong market rebound so far in 2009 has created a more favorable environment and contributed to asset growth. On the negative side, many of our clients remain cautious and price-sensitive, and some have elected to move advisory services in-house to reduce costs. The competitive environment remains fairly intense, both from third-party competitors and in-house advisory services.

Morningstar Equity Research

8.             The number of stock analysts has declined from prior-year levels. Is that a signal that MORN is retrenching in that effort?

We had 111 stock analysts globally as of September 30, 2009, down from 133 as of September 30, 2008. The decrease mainly reflects attrition. Although we remain strongly committed to equity research as a long-term growth strategy, we haven’t been as aggressive about replacement hiring as in the past because we were able to adjust our coverage levels after the Global Analyst Research Settlement period ended in July 2009. In addition, our company-wide cost-cutting efforts include not replacing some positions when people leave the company or transfer into other roles within Morningstar.

Even with a somewhat smaller staff, we’re still one of the largest sources of independent equity research in the world and provide coverage on nearly all of the most widely held stocks. We’re also targeting a level of coverage that meets client demand and allows us to provide investors with both depth and breadth of coverage on most industries.

9.             Given the diminished revenue coming in for equity research, what’s the status of cutting the cost base in that area?

As mentioned in our response to the previous question, our staffing level has moderately declined, mostly because of attrition. We’ve also adjusted our coverage list to focus on stocks that are of the greatest interest to investors in the United States and other markets around the world.

Fixed-Income Research and Credit Ratings

10.      Anything new in terms of creating a credit-rating business?

We’ve said in the past we would consider providing credit ratings, and it’s something we’re continuing to evaluate. As we look at any possible opportunity, our goal is to help investors make better decisions. Apart from credit ratings, we’re also looking for ways to strengthen our fixed-income analytical abilities to better serve our clients.

Effective Tax Rate

11.      Your tax rate has benefited from tax credits from previous years. Do you anticipate a similar benefit going forward?

Our effective tax rate decreased by 2.4 percentage points in the third quarter of 2009 and 1.2 percentage points in the first nine months of 2009. The lower effective tax rate reflects the use of approximately $2.1 million of tax credits from previous years. These tax credits favorably impacted our tax rate by approximately 6 percentage points in the quarter and 2 percentage points for the first nine months of the year. We continuously evaluate tax-planning strategies and attempt to minimize our effective tax rate in future periods. However, because we don’t provide financial forecasts, we can’t project potential benefits from tax credits in future periods.

Office Lease Expense

12.      In your third-quarter results press release, there is mention of the recording of an expense of $2.4 million to increase the liability for vacant office space, primarily for the former Ibbotson headquarters. My question is: will this expense be a one-time item or will it continue to be an ongoing expense? I guess the answer will depend upon the sublease income and the time it takes to lease the space, but if you could provide some more background on this matter, that would be helpful.

In the third quarter of 2009, we recorded an expense of $2.4 million to increase our liability for vacant office space, primarily for the former Ibbotson headquarters. We increased this liability because we anticipate receiving lower sublease income and expect it will take more time than previously estimated to identify a tenant. We recorded the expense in the third quarter because one potential tenant we had been negotiating with notified us that it wasn’t going to take the space.

Although there could be additional adjustments to this amount depending on the timing and amount of any sublease, we don’t have a significant amount of assumed sublease income remaining for the lease, which ends in July 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 6, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer